SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_|
Filed by a Party other than the Registrant |_|

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|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                       LONE STAR STEAKHOUSE & SALOON, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                       LONE STAR STEAKHOUSE & SALOON, INC.
                                224 East Douglas
                                    Suite 700
                           Wichita, Kansas 67202-3414
                         ------------------------------

                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                           to be held on June 9, 2000

                         ------------------------------

To the Stockholders:

      NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Meeting") of LONE STAR STEAKHOUSE & SALOON, INC., a Delaware corporation (the "Company"), will be held on June 9, 2000 at the Sullivan's Steakhouse restaurant located at 300 Colorado Street, Austin, Texas 78701, 9:00 a.m. local time, for the following purposes:

      1. To elect two (2) members of the Board of Directors to serve until the 2003 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

      2. To approve amendments to the Company's 1992 Directors' Stock Option Plan (the "Directors Plan") increasing the number of shares of Common Stock, $.01 par value, that may be subject to options granted thereunder from 400,000 to 700,000 and to provide that the options granted under the Directors Plan may expire up to 10 years from the date of grant;

      3. To ratify the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 26, 2000;

      4. To consider and act upon a proposal by a shareholder requesting that the Board of Directors be comprised of a majority of Independent Directors, who meet specific criteria;

      5. To consider and act upon a proposal by a shareholder requesting that the Board of Directors take the necessary steps to declassify the Board of Directors so that all directors are elected annually; and

      6. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on April 14, 2000 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                          By Order of the Board of Directors


                                          GERALD T. AARON, Secretary
Dated: May 1, 2000

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       LONE STAR STEAKHOUSE & SALOON, INC.
                                224 East Douglas
                                    Suite 700
                           Wichita, Kansas 67202-3414
                         ------------------------------
                                 PROXY STATEMENT
                                       FOR
                       2000 ANNUAL MEETING OF STOCKHOLDERS
                                  June 9, 2000
                         ------------------------------

                                  INTRODUCTION

      This Proxy Statement is being furnished to stockholders by the Board of Directors of Lone Star Steakhouse & Saloon, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 2000 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at its Sullivan's Steakhouse restaurant located at 300 Colorado Street, Austin, Texas 78701, on June 9, 2000 at 9:00 a.m., local time, or at any adjournments thereof.

      The principal executive offices of the Company are located at 224 East Douglas, Suite 700, Wichita, Kansas 67202-3414. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is on or about May 1, 2000.

                        RECORD DATE AND VOTING SECURITIES

      Only stockholders of record at the close of business on April 14, 2000, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the close of business on the Record Date, there were outstanding 26,354,322 shares of the Company's common stock, $.01 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                        ATTENDANCE AT THE ANNUAL MEETING

      Only stockholders, their proxy holders and the Company's invited guests may attend the Meeting. For admission to the meeting, stockholders who own shares of Common Stock in their own names should come to the stockholders check-in table, where their ownership will be verified. Those who have beneficial ownership of Common Stock that is held of record by a bank or broker (often referred to as "holding in street name") should also come to the stockholders check-in table; they must bring account statements or letters from their banks or brokers indicating that they are the beneficial owner of the Company's Common Stock as of the Record Date.

      The doors to Sullivan's Steakhouse will be opened at 8:30 a.m. and the Meeting will begin at 9:00 a.m.

                                VOTING OF PROXIES

      Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the approval of amendments to the Company's 1992 Directors' Stock Option Plan (the "Directors Plan"); (iii) for the ratification of the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 26, 2000; (iv) against the shareholder proposal from California Public Employees' Retirement System ("CalPERS") requesting that the Board of Directors be comprised of a majority of Independent Directors who meet specific criteria as not being in the best of interest of the Company and its stockholders; (v) against the shareholder proposal from

Amalgamated Bank of New York Long View Midcap 400 Index, requesting the declassification of the Company's Board of Directors as not being in the best of interest of the Company or its stockholders; and (vi) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxy. The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation.

      The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

      The Company has retained Innisfree M&A Inc. ("Innisfree") to solicit proxies at a cost of approximately $6,000, plus certain out-of-pocket expenses. If the Company requests Innisfree to perform additional services, Innisfree will bill the Company at its usual rates.

                                     QUORUM

      In order to conduct any business at the Meeting, a quorum must be present in person or represented by valid proxies. A quorum consists of a majority of the shares of Common Stock issued and outstanding on the Record Date (excluding treasury stock). All shares that are voted "FOR", "AGAINST" or "WITHHOLD AUTHORITY" on any matter will count for purposes of establishing a quorum and will be treated as shares entitled to vote at the Meeting (the "Votes Present").

                                   ABSTENTIONS

      Abstentions will count as Votes Present and shall have the same effect as a vote against a matter. While there is no definitive statutory or case law authority in Delaware, the Company's state of incorporation, as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both: (i) the total number of Votes Present, for the purpose of determining whether a quorum is present; and (ii) the total number of Votes Present that are cast ("Votes Cast") with respect to a matter (other than in the election of the Board of Directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner.

                                BROKER NON-VOTES

      Shares of Common Stock held in street name that are present by proxy will be considered as Votes Present for purposes of determining whether a quorum is present. With regard to certain proposals, the holder of record of shares of Common Stock held in street name is permitted to vote as it determines, in its discretion, in the absence of direction from the beneficial holder of the shares of Common Stock.

      The term "broker non-vote" refers to shares held in street name that are not voted with respect to a particular matter, generally because the beneficial owner did not give any instructions to the broker as how to vote such shares and the broker is not permitted under applicable rules to vote such shares in its discretion because of the subject matter of the proposal. The Company intends to count broker non-votes as Votes Present for the purpose of determining whether a quorum is present. Broker non-votes will not be counted as Votes Cast with respect to matters as to which the record holder has expressly not voted. Accordingly, broker non-votes will have no effect upon the outcome of voting on any of the business matters set forth in this Proxy Statement.

VOTES REQUIRED FOR APPROVAL

      A plurality of the total Votes Cast by holders of Common Stock is required for the election of Directors. A vote to "WITHHOLD AUTHORITY" any nominee for Director will be counted for purposes of determining the Votes Present, but will have no other effect on the outcome of the vote on the election of Directors.

      Other Proposals. Other than the election of Directors, the vote required for all other business matters set forth in this Proxy Statement is the affirmative vote of a majority of the Votes Cast.

SECURITY OWNERSHIP

      The following table sets forth information concerning ownership of the Company's Common Stock, as of the Record Date, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer as defined in Item 402(a)(3) of Regulation S-K ("Item 402(a)(3)") and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for five percent stockholders, directors and executive officers of the Company is 224 East Douglas, Suite 700, Wichita, Kansas 67202-3414.

                                                           Shares
         Name and Address                               Beneficially  Percentage
        of Beneficial Owner                                 Held       of Class
        ------------------                               ----------    ---------

Jamie B. Coulter                                       4,995,393(1)     17.3%
John D. White                                          1,148,025(2)      4.2%
Gerald T. Aaron                                          612,707(3)      2.3%
Deidra Lincoln                                            80,194(4)         *
T. D. O'Connell                                           25,588(5)         *
Fred B. Chaney                                            56,267(6)         *
William B. Greene, Jr.                                        -0-           *
Clark R. Mandigo                                          72,801(7)         *
Lazard Freres & Co., LLC                               1,737,500(8)     5.25%
Dimensional Fund Advisors, Inc.                        1,905,200(9)     5.76%
All directors and executive officers as
a group (11) persons (1-7)                             7,058,621(10)    22.9%

* Less than 1%

(1) Includes presently exercisable options to purchase 2,600,000 shares of Common Stock.

(2) Includes presently exercisable options to purchase 1,000,000 shares of Common Stock.

(3) Includes presently exercisable options to purchase 575,000 shares of Common Stock.

(4) Includes presently exercisable options to purchase 75,194 shares of Common Stock.

(5) Includes presently exercisable options to purchase 25,588 shares of Common Stock

(6) Includes presently exercisable options to purchase 52,267 shares of Common Stock.

(7) Includes presently exercisable options to purchase 42,801 shares of Common Stock.

(8) Based on a Schedule 13G filed in February, 2000, Lazard Freres & Co., LLC beneficially holds 1,737,500 shares of the Company's Common Stock. The address of Lazard Freres & Co., LLC is 30 Rockefeller Plaza, New York, NY 10020.

(9) Based on a Schedule 13G filed in February, 2000, Dimensional Fund Advisors beneficially holds 1,905,200 shares of the Company's Common Stock. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(10) Includes presently exercisable options to purchase 4,433,946 shares of Common Stock, which includes presently exercisable options to purchase 63,096 shares of Common Stock held by executive officers, who are not specifically identified in the Security Ownership Table above.

                       PROPOSAL I - ELECTION OF DIRECTORS

      Article Fifth, Paragraph A of the Certificate of Incorporation of the Company, and Article Two, Section 2.2 of its By-Laws provide for the organization of the Board of Directors into three classes. The number of Directors is established by the By-Laws pursuant to Board authorization. Currently, the Board is composed of five (5) Directors. The nominees for Directors are currently directors of the Company. Clark R. Mandigo and John D. White were appointed to the Board in March, 1992. All Directors are chosen for a full three-year term to succeed those whose terms expire. It is therefore proposed that two (2) Directors be elected to serve until the Annual Meeting of Stockholders to be held in 2003 and until their successors are elected and shall have qualified.

      Unless otherwise specified, all Proxies received will be voted in favor of the election of Clark R. Mandigo and John D. White, the nominees. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker non-votes on the election of directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing directors. The terms of the nominees expire at the Meeting and when their successors are duly elected and shall have qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.

      The following table sets forth the ages and terms of office of the Directors of the Company:

                     Name                   Age     Offices Held
                     -----                  ---      -----------
Jamie B. Coulter                            59         2001
John D. White                               52         2000
Fred B. Chaney                              63         2002
William B. Greene, Jr                       62         2002
Clark R. Mandigo                            56         2000

      Jamie B. Coulter has served as Chairman and Chief Executive Officer of the Company since January 1992 and President of the Company from January, 1992 to June, 1995.

      John D. White has been an Executive Vice President since June, 1995, a Director of the Company since January, 1992 and served as Chief Financial Officer from January, 1992 until February 3, 2000.

      Fred B. Chaney, Ph.D., has been a director of the Company since May, 1995. Dr. Chaney was President and Chief Executive Officer of TEC's parent company, Vedax Sciences Corporation, until March, 1998 when he sold his interest. Dr. Chaney through the TEC organization had formed a network of various management organizations in several countries, including the United States where approximately 4,000 presidents of companies meet on a quarterly basis. Dr. Chaney's early business career was with the Boeing Company and Rockwell, where he implemented management systems and quality motivational programs. In 1968 he co-authored the book Human Factors in Quality Assurance with Dr. D. H. Harris. Dr. Chaney has authored numerous publications and professional papers and has taught management classes for the University of Southern California. Dr. Chaney is a board member of Hobie Sports. Dr. Chaney previously served as a Director of Rusty Pelican Seafood, Inc.

      William B. Greene, Jr. has been a member of the Board of Directors since August 18, 1999. Mr. Greene served on the Board of Directors of the Nashville City Bank in Nashville, Tennessee for fourteen years. Mr. Greene is the founder of Bank of Tennessee in Kingsport, Tennessee, and has served as Chairman of the bank since 1974. In addition, Mr. Greene has been Chairman of BancTenn Corp., which owns 100% of Bank of Tennessee since 1980. Mr. Greene has also served as Chairman and Chief Executive Officer of Carter County BanCorp, since 1972. Mr. Greene has been a Director of JDN, a Real Estate Investment Trust listed on the New York Stock Exchange since 1994. Mr. Greene also serves on the Board of Trustees for Wake Forest University and is presently Chairman of the University's Investment Committee. Mr. Greene is a Trustee of Milligan College and served as International President of the World Presidents' Organization, the graduate school of Young Presidents' Organization in 1998. Mr. Greene is a retired Captain in the U.S. Army Infantry.

      Clark R. Mandigo has been a Director of the Company since March 1992. Mr. Mandigo has been a Papa John's Pizza franchisee since 1995. From 1986 to 1991, he was President, Chief Executive Officer and Director of Intelogic Trace, Inc., a corporation engaged in the sale, lease and support of computer and communications systems and equipment. From 1985 to 1997, Mr. Mandigo served on the Board of Directors of Physician Corporation of America, a managed health care company and from 1993 to 1997, Mr. Mandigo served on the Board of Palmer Wireless, Inc., a cellular telephone system operator. Mr. Mandigo currently serves on the Board of Directors of Horizon Organic Holdings Corporation and as a Trustee of Accolade Funds.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Meetings

      For the fiscal year ended December 28, 1999, there were 14 meetings of the Board of Directors. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware.

      The Board of Directors has created an Audit Committee, a Compensation Committee, a Stock Option Committee and a Nominating Committee. The Audit Committee is composed of all of the Company's non-management directors and is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which is also composed of all of the Company's non-management directors, recommends to the Board of Directors compensation for the Company's key employees. The Stock Option Committee also consists of all of the non-management directors and administers the Company's 1992 Incentive and Non-Qualified Stock Option Plan, as amended (the "Plan") and awards stock options thereunder. The Nominating Committee is composed of independent Directors and is charged with recommending candidates to stand for election to the Board of Directors. The members of the Audit Committee, Compensation Committee, Stock Option Committee and Nominating Committee are Messrs. Chaney, Greene and Mandigo. During 1999, there were three meetings of the Audit Committee, one meeting of the Compensation Committee two meetings of the Stock Option Committee and three meetings of the Nominating Committee.

Other Executive Officers

      Gerald T. Aaron, 59, has been Senior Vice President - Counsel and Secretary of the Company since January 1994.

      Jeff Bracken, 34, has been Vice President of Operations - Lone Star Steakhouse & Saloon since May 27, 1999. Mr. Bracken has worked for the Company since 1996, previously as a Regional Manager. Prior to joining the Company, Mr. Bracken functioned in various operational capacities for various Pizza Hut restaurants owned and operated by Mr. Coulter from 1989 to 1996, most recently as Senior District Manager.

      Deidra Lincoln, 40, has been Vice President of Del Frisco's since January, 2000. Ms. Lincoln is the co-founder of Del Frisco's Double Eagle Steak House ("Del Frisco's"), which was acquired by the Company in 1995. Since 1995, Ms. Lincoln has served in various managerial capacities and is responsible for all of the Company's Del Frisco's operations.

      Robert Martin, 69, has been Senior Vice President of Marketing - Lone Star Steakhouse & Saloon since February, 2000. Mr. Martin formerly served as a Director for Applebee's Neighborhood Grills from 1989 to 1999. Mr. Martin also served Applebee's Neighborhood Grills as Vice President of Marketing from 1991 to 1994, Senior Vice President of Marketing from 1994 to 1996 and Executive Vice President of Marketing from 1996 to 1999. From 1990 to April, 1991 Mr. Martin served as President of Kayemar Enterprises, a Kansas City, Missouri-based marketing consulting firm. From 1983 to January, 1990 Mr. Martin served as President, Chief Operating Officer and a director of Juneau Holding Co. From July 1977 to June, 1981 Mr. Martin served as President of United

Vintners Winery and prior to that time he was employed for twenty-five (25) years by Schlitz Brewing Company, most recently in the position of Senior Vice President of Sales and Marketing.

      T. D. O'Connell, 31, has been Senior Vice President of Operations - Lone Star Steakhouse & Saloon since December, 1999. Mr. O'Connell has been with the Company since March, 1995 and has previously functioned in various operating and administrative positions. Prior to joining the Company, Mr. O'Connell worked for the Ritz Carlton Hotel Company from 1992 to 1995, most recently as Director of Guest Services. Mr. O'Connell is a graduate of the Hotel and Restaurant Management School at the University of Nevada at Las Vegas.

      Randall H. Pierce, 60, has been Chief Financial Officer of the Company since February, 2000. Mr. Pierce is a CPA and was a former partner of Ernst & Young, LLP from 1962 to 1997. During Mr. Pierce's tenure in the Wichita, Kansas office with Ernst & Young, LLP, Mr. Pierce served as an audit engagement partner from 1974 to 1997 and Office Managing Partner from 1996 to 1997. Mr. Pierce served as Office Director of Accounting and Auditing from 1974 through 1997. Mr. Pierce's duties included serving clients in both the public and private sectors in matters related to accounting, auditing and business matters as well as providing technical advice and consultation to other accounting professionals in the office. From 1997 through January, 2000, Mr. Pierce has served as a financial and business consultant focusing on advising and negotiating merger and acquisition transactions, sale and disposition transactions and general business strategies.

                             EXECUTIVE COMPENSATION

      The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the four most highly compensated executive officers of the Company (collectively with the CEO the "Named Executive Officers") other than the CEO whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 28, 1999.

                           SUMMARY COMPENSATION TABLE

                                              Annual Compensation                      Long Term Compensation
                                             ----------------------                 ----------------------------
                                                                                     Number of
                                                                     Other Annual   Securities
                                                                     Compensation   Underlying      All Other
Name and Principal Position         Year       Salary     Bonus($)        (1)       Options(#)    Compensation
-------------------------          ------    ----------   ---------  -------------  ----------   ---------------
Jamie B. Coulter                    1999      $300,000          --    $110,219             --             --
Chairman of the Board               1998      $300,000          --          --             --             --
and Chief Executive                 1997      $275,000          --          --             --             --
Officer

John D. White                       1999      $283,000          --      $6,681             --             --
Executive Vice President            1998      $283,000          --          --             --             --
Chief Financial Officer             1997      $259,600          --          --             --             --
and Treasurer

Gerald T. Aaron                     1999      $228,000          --      $3,946             --             --
Senior Vice President -             1998      $228,000          --          --             --             --
Counsel & Secretary                 1997      $209,000          --          --             --             --

Deidra Lincoln                      1999      $240,000          --      $5,548        117,672             --
Vice President of Del               1998      $235,000          --          --             --             --
Frisco's                            1997      $220,000          --          --             --             --

T. D. O'Connell                     1999      $139,773          --      $3,381         81,479             --
Senior Vice President of            1998      $ 92,069          --          --             --             --
Operations                          1997      $ 66,981          --          --             --             --

----------
(1) Represents for 1999 fifty percent matching contributions by the Company pursuant to the Company's Deferred Compensation Plan, which became effective October 7, 1999. As to Mr. Coulter, the total also includes perquisites and other personal benefits, securities or property received of $103,000. As to other executive officers, perquisites and other personal benefits, securities or property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

Option Grant Table

      The following table sets forth certain information regarding stock option grants to Named Executive Officers for services performed during the fiscal year ended December 28, 1999.

                            Option Grants in Last Fiscal Year

                          Individual Grants
                      -------------------------                     Potential Realizable Value at
                                    % of Total                            Assumed Rates of
                         Number       Options                         Stock Price Appreciation
                      of Securities Granted to                             for Option Term
                       Underlying    Employees  Exercise or                    (1)(2)
                      Options (#of   in Fiscal  Base Price Expiration ---------------------------
Name                     shares)      Year(3)     ($/Sh)      Date         5%          10%
-----                  -----------   --------     ------    --------       ---        ----
Deidra Lincoln          25,000          2.3%       $8.188    02/02/09    $128,735    $326,239
                        92,672          8.3%     $8.46875    01/07/10    $493,567  $1,250,795
T. D. O'Connell         60,000          5.4%       $8.188    02/02/09    $308,963    $782,974
                        21,479          2.0%     $8.46875    01/07/10    $114,369    $289,902

----------

(1) The options indicated vest ratably over a three-year period commencing February 2, 2000 and January 7, 2001 respectively. The options issued on January 7, 2000 were for past services.
(2) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend on the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.
(3) Includes options granted during Fiscal 1999 and options granted on January 7, 2000 for past services in 1999.

Option Exercise Table

      No options were exercised by the CEO and the other Named Executive Officers during the fiscal year ended December 28, 1999. The following table sets forth certain information concerning unexercised options held as of December 28, 1999 by the CEO and the other Named Executive Officers. At December 28, 1999, the closing price of the Company's Common Stock, as reported by the Nasdaq National Market, was $8.938.

                          FISCAL YEAR-END OPTION VALUES

                           Number of Securities         Value of Unexercised
                          Underlying Unexercised       In-the-Money Options at
                       Options at December 28, 1999   December 28, 1999 ($) (1)
                        --------------------------    ------------------------
Name                    Exercisable  Unexercisable   Exercisable  Unexercisable
-----                    ----------   ------------    ----------   -----------
Jamie B. Coulter        2,200,000        400,000           -0-            -0-
John D. White             800,000        200,000           -0-            -0-
Gerald T. Aaron           475,000        100,000           -0-            -0-
Deidra Lincoln             66,860         73,218       $22,615        $45,228
T. D. O'Connell             5,588         71,176       $ 5,242        $55,483

Directors Compensation

      Directors who are not employees of the Company receive an annual fee of $5,000 and a fee of $1,250 for each Board of Directors meeting attended and are reimbursed for their expenses. Employees who are Directors are not entitled to any compensation for their service as a Director. Non-employee Directors are also entitled to receive grants of options under the Directors Plan. Upon election to the Board, each director who is not an executive officer is granted a one-time stock option to acquire 40,000 shares of Common Stock and receives an annual grant at the beginning of each fiscal year of 6,800 shares. The Company has amended the Directors Plan to provide that the annual grant for all Board members will be one day after the end of the Company's fiscal year. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on the NASDAQ National Market on the date of grant. Currently, options to purchase an aggregate of 262,400 shares of Common Stock are outstanding under the Directors Plan at exercise prices ranging from $6.688 per share to $18.81 per share. In 1999, the Company's outside Directors were automatically granted options to purchase an aggregate of 53,600 shares of Common Stock under the Directors Plan at exercise prices ranging from $6.688 to $10.125 per share. On September 10, 1999, the Board of Directors with outside, non-employee directors abstaining from voting: (1) re-priced certain outstanding options held by outside non-employee directors of the Company, including options previously re-priced and options granted in the last fiscal year, so that such re-priced options now have an exercise price of $7.94 per share, the closing market price of the Company's Common Stock on September 10, 1999; and (2) adjusted the expiration date to five (5) years from September 10, 1999. As discussed under "Proposal II - Amendments to the 1992 Directors' Stock Option Plan", the Company is seeking stockholder approval to increase the number of shares reserved for issuance under the Directors Plan from 400,000 to 700,000 and provide that the options granted under the Directors Plan may expire 10 years from the date of grant.

Employment Agreements

      The Company has entered into separate employment agreements, with each of Messrs. White, Aaron, Bracken, Martin, O'Connell and, Pierce, dated as of March 22, 2000, providing for the employment of such individuals as Executive Vice President, Senior Vice President - Counsel, Vice President of Operations, Senior Vice President of Marketing, Senior Vice President of Operations, and Chief Financial Officer, respectively. Each employment agreement provides that the officer shall devote substantially all of his professional time to the business of the Company. The Employment Agreements provide base salaries in the amount of $600,000, $228,000, $175,000, $180,000, $200,000, and $200,000, respectively, for Messrs. White, Aaron, Bracken, Martin, O'Connell, and Pierce, subject to increases as determined by the Board of Directors. Ms. Lincoln's base salary is $260,000. In addition, Mr. Martin's agreement provides for a signing bonus of $250,000, which was paid to Mr. Martin on January 3, 2000. The agreements for Messrs. Martin and Pierce also provide for stock option grants of 20,000 shares and 100,000 shares respectively. Each agreement terminates in March, 2003, but the Company has the option to extend the term annually for additional one year periods. Each agreement contains non-competition, confidentiality and non-solicitation provisions which apply for twenty-four months after cessation of employment.

      Mr. Coulter has also entered into a non-competition, confidentiality and non-solicitation agreement with the Company. (See "Compensation of Chief Executive Officer" for information relative to Mr. Coulter's salary).

Joint Report by the Compensation Committee and the Stock Option Committee on Executive Compensation

General

      The Compensation Committee determines the cash and other incentive compensation (with the exception of stock options which are granted by the Stock Option Committee), if any, to be paid to the Company's executive officers and key employees. Messrs. Chaney, Greene and Mandigo, non-employee directors of the Company, serve as members of the Compensation Committee and the Stock Option Committee and are "disinterested directors" (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended). Mr. Mandigo serves as Chairman of the Compensation Committee and of the Stock Option Committee. During fiscal 1999, there was one meeting of the Compensation Committee and two meetings of the Stock Option Committee.

Compensation Philosophy

      The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in retaining and attracting qualified management. To meet the competitive pressures of retaining and attracting management personnel, the Company is offering compensation and benefits that place it among the industry leaders, including 401(k) and deferred compensation plans adopted in the fourth quarter of 1999. It is the philosophy of the Compensation Committee in tandem with the Stock Option Committee to provide officers with the opportunity to realize potentially significant financial gains through the grants of stock options. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. However, the decision to ultimately grant stock options is based primarily on the criteria set forth under "Stock Option Plan" below.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Plan qualifies as "performance-based compensation." Accordingly, the Company has not established a policy with respect to Section 162(m) of the Code because the Company has not paid compensation in excess of $1 million per annum to any employee.

Salaries

      Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, food service and management experience, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at other companies. Annual salary adjustments are determined by (i) considering various factors, tangible and intangible achieved by the Company; (ii) the overall performance of the executive; (iii) the length of the executive's service to the Company; and (iv) any increased responsibilities assumed by the executive. There are no restrictions on salary adjustments of the Company. The Company has employment agreements with its executive officers, which set the base salaries for such individuals. These base salaries are based on and are reviewed annually in accordance with the factors described in this paragraph and the terms of the employment agreements. See "Executive Compensation - Employment Agreements."

Annual Bonuses

      The Company does not currently have a formal bonus plan for its executives and no bonuses were paid to executives for the 1999 fiscal year The Company may in the future adopt an executive bonus plan. As indicated under "Stock Option Plan" below, the Company has granted options in the past to the Named Executive Officers in part to reward their performance. Options were granted in the 1999 fiscal year to Ms. Lincoln and Mr. O'Connell, but to no other Named Executive Officer.

Compensation of Chief Executive Officer

      Mr. Coulter's base salary in 1999 was $300,000. Mr. Coulter was awarded a 150% increase in his base salary to $750,000 effective December 29, 1999. Mr. Coulter's base salary is based upon the factors described in the "Salaries" paragraph above. Mr. Coulter's salary has been increased to be more comparable to the higher range of salaries of executive officers of companies of similar size reviewed by the Company. As noted above, the Company does not presently have a formal bonus plan for executives and no bonus was paid to Mr. Coulter for the 1999 fiscal year.

Stock Option Plan

      It is the philosophy of the Stock Option Committee to tie a significant portion of an executives' total opportunity for financial gain to increases in stockholder value, thereby aligning the long-term interest of the stockholders with the executives and to retain such key employee.

      All salaried employees, including executives and part-time employees, of the Company and its subsidiaries, are eligible for grants of stock options pursuant to the Plan. In October 1999, the Company implemented a Deferred Compensation Plan for its higher compensated employees.

      Effective January 7, 2000, the Board of Directors re-priced all outstanding stock options of current employees, which had an exercise price in excess of $8.46875 to $8.46875 per share. The repricing affected options held by 48 individuals including options held by Messrs. Coulter, White, Aaron and Ms. Lincoln. The total number of options held by Messrs. Coulter, White, Aaron and Ms. Lincoln that were repriced were 2,600,000, 1,000,000, 575,000 and 42,750, respectively, all at an exercise price of $18.25 per share.

      The Stock Option Committee awarded stock options to Ms. Lincoln and Mr. O'Connell for services performed in 1999. The size of these awards to each such Named Executive Officer was based generally on the factors described in the "Salaries" paragraph above and specifically on each of their performances.

Compensation Committee Interlocks

      The Compensation Committee consists of Messrs. Chaney, Greene and Mandigo. None of such Directors was a party to any transaction with the Company which requires disclosure under Item 402(j) of Regulation S-K.

Common Stock Performance

      The following graph compares the total return on the Company's Common Stock from January 1, 1995, to the total returns of the Standard & Poor's Mid-Cap 400 Index and the Standard & Poor's Restaurant Industry Index (the "Peer Group").

                 COMPARISON OF TOTAL RETURN FROM JANUARY 1, 1995
         TO DECEMBER 28, 1999 AMONG LONE STAR STEAKHOUSE & SALOON, INC.

           THE STANDARD & POOR'S MID-CAP 400 INDEX AND THE PEER GROUP

                                                                  INDEXED RETURNS
                                                                    Years Ending
                                      Base
Company / Index                      Period     26-Dec-95     Dec96      Dec97     29-Dec-98   28-Dec-99
---------------                     --------    ---------     -----      -----     --------    --------
LONE STAR STEAKHOUSE SALOON            100       202.53      141.18       92.36      41.56        47.17
S&P MIDCAP 400 INDEX                   100       130.53      155.59      205.78     267.28       316.38
RESTAURANTS-500                        100       147.47      145.70      156.45     245.18       249.78

      Assumes $100 invested on January 1, 1995 in the Company's Common Stock, the Standard & Poor's Mid-Cap 400 Index and the Peer Group. The calculations in the table were made on a dividends reinvested basis.

      There can be no assurance that the Company's Common Stock performance will continue with the same or similar trends depicted in the above graph.

                   PROPOSAL II - APPROVAL OF THE AMENDMENTS TO
                 THE COMPANY'S 1992 DIRECTORS STOCK OPTION PLAN

General

      The Board has approved amendments to the Directors Plan, whereby (i) the number of shares reserved for issuance pursuant to the exercise of options granted under the Directors Plan will be increased from 400,000 shares of Common Stock to 700,000 shares of Common Stock, and (ii) the term of options granted under the Directors Plan will be increased from five years to ten years from the grant date. The Board further recommended that these items be submitted to the Company's stockholders at the Meeting for their ratification.

      The Directors Plan is designed to advance the interests of the Company by securing for the Company and its stockholders the benefits arising from stock ownership by its non-employee Directors.

Summary of Amendments to the 1992 Directors Plan

      The amendments to the Directors Plan, if approved by the stockholders, will (i) increase from 400,000 to 700,000 the number of shares of Common Stock authorized for issuance upon exercise of options granted pursuant to the Directors Plan, and (ii) increase from five years to ten years the term of options granted pursuant to the Directors Plan. The Board believes that the proposed amendments to the Directors Plan are necessary to continue the effectiveness of the Directors Plan in inducing persons who are not employed by the Company and who are of outstanding ability and potential to join and remain with the Company as Directors.

      If the amendments to the Directors Plan are approved, the first sentence of Article IV of the Directors Plan will read as follows:

      "Subject to adjustment in accordance with Article IX an aggregate of 700,000 Shares is reserved for issuance under this Plan."

      Further, Article VI, Section 6.1, of the Directors Plan will read as follows:

      Term. The term of the Option shall be ten (10) years from the Grant Date of each Option, subject to earlier termination in accordance with Articles VI and X.

Summary of Plan

      The purpose of the Directors Plan is to promote the growth and profitability of the Company, to provide directors of the Company with an incentive to achieve the long-term objectives of the Company, to attract and retain non-employee directors of outstanding competence and to provide them with an opportunity to acquire an equity interest in the Company.

      The Directors Plan provides for the granting of options ("Options" or "Nonqualified Stock Options") which are not intended to satisfy the requirements of Section 422 of the Code. An aggregate of 400,000 shares of Common Stock (subject to adjustment in the event of certain corporate events) have been reserved for issuance under the Directors Plan, which number of shares will be increased to 700,000 if the proposed amendment is approved.

      The Directors Plan is intended to be "formula award" plan and the Directors Plan will be administered accordingly. To the extent consistent with such intent, the Directors Plan shall be administered by the Board. Awards of Options under the Directors Plan are automatic.

      Each member of the Board who is not also an employee of the Company (each, for purposes of the Directors Plan, an "Eligible Director") is eligible to receive Options under the Directors Plan.

      All Options granted under the Directors Plan will be exercisable as to one-third of the shares of Common Stock one year after the grant date, an additional one-third two years after the grant date and the balance three years after the grant date. Options currently expire on the earlier of (i) five years from the date of grant or (ii) one year following the date on which the Eligible Director ceases to serve in such capacity for any reason. As part of the proposal, the Company is seeking to amend subsection (i) above to ten years from the date of grant.

      The exercise price for Options is the fair market value of the Common Stock on the date of grant. An Option granted under the Directors Plan may be exercised by delivering to the Company payment of the full purchase price of such shares as provided for in the Directors Plan.

      As of April 14, 2000, three Directors were eligible to participate in the Directors Plan. As of April 14, 2000, Options to purchase 215,600 shares of Common Stock, at exercise prices ranging from $3.375 to $9.375 per share have been granted under the Directors Plan to the three Directors eligible to participate in the Directors Plan, of which options to purchase 175,600 shares of Common Stock are outstanding. In addition,options to purchase 86,800 shares of Common Stock issued to former Directors under the Directors Plan remain outstanding under the Directors Plan. There were no options exercised in 1999 and in 2000 under the Directors Plan through the Record Date.

    The following table sets forth the total number of options granted under the Directors Plan during the 1999 and 2000 fiscal years and the dollar value of such Options as of the Record Date based on the closing trading price of the Common Stock on such date.

                     NEW PLAN BENEFITS - 1992 DIRECTORS PLAN

                                                             Number of Options
                                                          Granted in Fiscal 1999
Name of Director                       Dollar Value ($)          and 2000
---------------                        ----------------   ----------------------
Fred B. Chaney ......................      $117,742               13,600
William B. Greene, Jr. ..............      $381,350               46,800
Clark R. Mandigo ....................      $117,742               13,600

Registration of Shares

      The Company has filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 400,000 shares of Common Stock issuable pursuant to the Directors Plan. The Company intends to file an additional registration statement under the Securities Act with respect to the additional 300,000 shares of Common Stock issuable pursuant to the amendment subsequent to the amendment's approval by the Company's stockholders.

Required Vote

      Approval of this proposal requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy.

Recommendation of the Board of Directors

      THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE AMENDMENTS TO THE 1992 DIRECTORS PLAN

        PROPOSAL III -RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has appointed Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 26, 2000. Although the selection of independent auditors does not require ratification, the Board of Directors has directed that the appointment of Ernst & Young, LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Ernst & Young, LLP as the Company's independent auditors, the Board of Directors will consider the appointment of other certified public accountants. A representative of Ernst & Young, LLP will be present at the Meeting and will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of Ernst & Young, LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required stockholder vote.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 26, 2000.

             PROPOSAL IV - SHAREHOLDER PROPOSAL FOR THE BOARD TO BE COMPRISED OF INDEPENDENT DIRECTORS WHO MEET SPECIFIC CRITERIA.

                              SHAREHOLDER PROPOSAL

      The California Public Employees' Retirement System ("CalPERS"), Lincoln Plaza, 400 P Street, Sacramento, CA 95814, beneficial owner of 381,200 shares of Common Stock of the Company has notified the Company that it intends to present the following proposal at the Annual Meeting:

      RESOLVED, that the stockholders of Lone Star Steakhouse & Saloon, Inc. (the "Company") amend the Company's Bylaws to require that, at the earliest practical date, a majority of the Board be comprised of Independent Directors. For purposes of this proposal, the term "Independent Director" shall mean a director who:

      (1) has not been employed by the Company in an executive capacity within the last five years;

      (2) is not, and is not affiliated with a company that is, an advisor or consultant to the Company, or a significant customer or supplier of the company;

      (3) has no personal services contract(s) with the Company or the Company's senior management;

      (4) is not affiliated with a not-for-profit entity that receives significant contributions from the Company;

      (5) within the last five years, has not had any business relationship with the Company that the Company has been required to disclose under the Securities and Exchange Commission disclosure regulations;

      (6) is not employed by a public company at which an executive officer of the Company serves as a director;

      (7) has not had a relationship described in (i) through (vi) above with any affiliate of the Company; and

      (8)   is not a member of the immediate family of any person described in
            (i) through (vii) above.

                              SUPPORTING STATEMENT

      How important is the Board of Directors? As a trust fund with approximately 381,200 shares of the Company's Stock, held for the benefit of our 1 million fund participants, the California Public Employees' Retirement System (CalPERS) believes that the Board is of paramount importance. Through this proposal, we seek to promote strong, objective leadership on the Board.

      The benefits of independent directors are generally well accepted. A November 1992 survey of 600 directors of Fortune 1,000 corporations, conducted by Directorship and endorsed by the Business Roundtable, found that 93 percent believed that a majority of the Board should be composed of outside, independent directors. A majority also believed that the nominating committee should consist entirely of outside, independent directors. We agree.

      We are concerned that inter-locking positions raise the potential for conflicts of interest. While this Company's board may currently be comprised of a majority of independent directors, we believe that the best way to ensure that this Company's shareholders are always considered first is to require independence - independence from the other affiliated companies.

      Help us send a message to this Board. Please VOTE ON THIS PROPOSAL.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE REASONS SET FORTH BELOW:

      The Board opposes this stockholder proposal. The Board believes that this proposal loses sight of the primary objective in Board composition. Directors should be chosen on the basis of their qualifications and ability to exercise sound business judgment. The Board understands and appreciates the contribution that independent directors make, but does not believe that the composition of the Board should be determined on the basis of arbitrary quotas such as those suggested in this proposal.

      The Board believes that it already has significant independent representation. Presently, out of the five members of the Board of Directors, three Directors, Fred B. Chaney, Ph.D, William B. Greene, Jr. and Clark R. Mandigo or a majority of the Board, satisfy the criteria for independent Director set forth in the proposal - a confirmation of the Company's commitment to securing qualified independent Directors. Nevertheless, the Company believes that the proposal is unduly restrictive. The Company's outside Directors have been selected based on criteria including overall business experience and specific expertise, giving due consideration to any relationship with the Company. The Board of Directors believes that its other two Directors, Jamie B. Coulter and John White, bring direct knowledge of the Company's operations and strategies in the very competitive restaurant industry. They also have significant stockholdings in the Company which the Board of Directors believes is beneficial to the Company because their interest is directly in line with the other stockholders of the Company. The proposal's definition of "independent" is broad and arbitrary and would needlessly restrict the Company's ability to include as Board members highly qualified individuals whose advice and counsel would benefit the Company and its stockholders. For example, individuals who have previously served as executive officers in the past five years do not necessarily lack the independence and objectivity to function effectively on the Company's Board and protect the interests of the Company's stockholders. The Board believes that the requirements contained in the stockholder's proposal are unduly restrictive, and would exclude many people with sound qualifications and abilities. The Company also believes that there is already sufficient safeguards in place to ensure that the Board will maintain significant independent representation. The Board recently formalized the creation of a nominating committee, consisting of independent Directors, which recommends candidates to stand for election to the Board of Directors. The Nominating Committee attempts to seek out and present to the Board for its consideration qualified individuals, with an emphasis on individuals who would constitute "independent directors" if elected to the Board. Moreover, the Nasdaq National Market, on which the Company's Common Stock is listed, requires that all listed companies have at least three independent directors. The Company meets this requirement. Accordingly, the Board believes that imposition of additional constraints on the director selection process beyond the recognized corporate governance standards embraced by the Nasdaq National Market is both unnecessary and unwarranted.

      The Board of Directors believes that the Company has always sought to add to the Board eminently qualified individuals who provide substantial benefit and give guidance to the Company. The overly narrow definition of "independent" contained in the proposal, in the Board's view, would preclude the Company from seeking as directors many persons who, through past or present relationships with the Company, are most capable of furthering the interests of the Company and its stockholders.

      For the foregoing reasons, the Board of Directors strongly recommends a vote AGAINST the adoption of the stockholder proposal which is designated as Item No. 4. on the enclosed proxy.

     PROPOSAL V - SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS.

      The Amalgamated Bank of New York Long View MidCap 400 Index, 11-15 Union Square, New York, NY 10003 is beneficial owner of 1,000 shares of Common Stock of the Company, has notified the Company that it intends to present the following proposal at the Meeting:

                             SHAREHOLDER RESOLUTION

      RESOLVED: The stockholders of Lone Star Steakhouse & Saloon, Inc. request that the board of directors take the necessary steps in accordance with Delaware law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

                              SUPPORTING STATEMENT

      The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its stockholders.

      Our Company's board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their view on the performance of the board collectively and each director individually.

      We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders. We believe that this step is warranted both as a matter of sound corporate governance and in light of the Company's disappointing performance.

      (i) The Company's stock has lost 60% of its value over the past five years and is down more than 80% from its high of 45 in April 1996.

      (ii) The Company's stock has underperformed all seven of its industry peers in the S&P MidCap 400 restaurants group for the five year period ending December 15, 1999.

      We therefore urge our fellow stockholders to support this reform. A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express a dissatisfaction with the incumbent directors and would reflect the need for change.

                      WE URGE YOU TO VOTE ON THIS PROPOSAL.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE AGAINST THE PROPOSAL FOR THE REASONS SET FORTH BELOW:

      The Board opposes this stockholder proposal. The Company's Certificate of Incorporation (the "Certificate") and the Company's Bylaws (the "Bylaws") both provide for a classified Board of Directors. The Board firmly believes that such a classified Board is in the best interests of its stockholders.

      The Board believes that classification gives the Board a greater continuity, since at any one time, at least one-third of the Board will usually be in its third year of experience. This experience enables the directors to plan in a reasonable manner for the future of the Company and to judge the performance of management against long-term goals established by the Board. Moreover, the existence of three-year, as opposed to one-year, terms for directors assists the Company in attracting director candidates who are willing to make longer-term commitments to serving the Company, which in turn increases the overall knowledge and experience of the Board with respect to the Company's operations. Directors who are elected for three-year terms are no less accountable to stockholders than directors elected annually because the same standards of performance apply regardless of the length of a director's term.

      The Board also strongly supports classification because it serves as an obstacle to any sudden attempt to obtain control of the Company. Such an attempt is likely to be highly disruptive to the Company's business and to adversely affect the Company's relationships with its employees, customers, business partners and others, all to the detriment of stockholders. The Board believes that, if declassification were to occur, its ability to negotiate effectively and, in an appropriate case, to realize full value for stockholders in any transaction involving the Company would be severely impaired. The classified structure may give the Board an extra opportunity to negotiate, on behalf of all of the Company's stockholders, intelligently evaluated alternatives and otherwise take action in the best interest of the Company and its stockholders.

      The Company's current system of electing directors to three-year terms is quite common and is permitted by the laws of the State of Delaware. Approximately half of the Fortune 500 companies provide for the staggered election of directors.

      Further, stockholders should bear in mind that the proposal does not itself repeal the board classification provisions found in the Company's Certificate and Bylaws. If approved, the proposal would serve as a recommendation to the Board of Directors to take steps to eliminate the classified Board. Actual repeal of the classified board provision in the Company's Certificate then would have to be approved in one of two ways: (i) by a majority of the Board and by stockholders holding at least 80% of the then-outstanding shares of voting stock of the Company at a future stockholder's meeting, or (ii) by at least 75% of the Board of Directors, followed by the approval of at least a majority of the then-outstanding shares of voting stock of the Company at a future stockholder's meeting.

      The Board believes that its obligation is to enhance the Company's business competitiveness for the long term, so as to provide a strong long-term return to stockholders. While the Company's performance over the last few years have been disappointing, the Board believes this had nothing to do with the existence of a classified Board and the Board of Directors believes the Company has addressed the business reasons for the underperformance in the Company's stock. The Board continues to believe that the present system of a classified Board elected to serve three-year terms is in the best interest of the stockholders, and urges the stockholders to oppose all efforts to eliminate the classified Board.

      For the foregoing reasons, the Board of Directors strongly recommends a vote AGAINST the adoption of the stockholder proposal which is designated as Item No. 5. on the enclosed proxy.

                      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other Affiliated Transactions

      In 1999, the Company purchased business gifts and awards in the amount of $8,172 from a retail establishment owned by Mr. Coulter.

                              STOCKHOLDER PROPOSALS

      In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 21, 2000.

      On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The amendment provides that if the Company does not receive notice of the proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year's proxy statement, then the Company will be permitted to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

      With respect to the Company's year 2001 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which has not been timely submitted, for inclusion in the Company's proxy statement by March 5, 2001, the Company will be permitted to use it discretionary voting authority as outlined above.

                                  ANNUAL REPORT

      All stockholders of record as of April 14, 2000 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report for the fiscal year ended December 28, 1999. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 28, 1999.

                                      By Order of the Company,


                                      GERALD T. AARON
                                      Secretary
Dated: Wichita, Kansas
May 1, 2000.

      The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 28, 1999 (without exhibits) as filed with the Securities and Exchange Commission to stockholders of record on the Record Date who make written request therefor to Gerald T. Aaron, Secretary, Lone Star Steakhouse & Saloon, Inc., 224 E. Douglas, Suite 700, Wichita, Kansas 67202-3414.

      The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 28, 1999 (without exhibits) as filed with the Securities and Exchange Commission to stockholders of record on the Record Date who make written request therefor to Gerald T. Aaron, Secretary, Lone Star Steakhouse & Saloon, Inc., 224 E. Douglas, Suite 700, Wichita, Kansas 67202-3414.

                       LONE STAR STEAKHOUSE & SALOON, INC.
                 ANNUAL MEETING OF STOCKHOLDERS -- JUNE 9, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned stockholder of Lone Star Steakhouse & Saloon, Inc., a Delaware Corporation (the "Company"), hereby appoints Jamie B. Coulter and John
D. White with full power of substitution and to each substitute appointed pursuant to such power, as proxy or proxies, to cast all votes as designated hereon, which the undersigned stockholder is entitled to cast at the Annual Meeting of the Stockholders (the "Annual Meeting") of Lone Star Steakhouse & Saloon, Inc., to be held at 9:00 am., local time on June 9, 2000 at the Sullivan's Steakhouse restaurant located at 300 Colorado Street, Austin, Texas 78701, and at any and all adjournments and postponements thereof, with all powers which the undersigned would possess if personally present (i) as designated below with respect to the matters set forth below and described in the accompanying Notice and Proxy Statement, and (ii) in their discretion with respect to any other business that may properly come before the Annual Meeting.The undersigned stockholder hereby revokes any proxy or proxies heretofore given by the undersigned to others for such Annual Meeting.

This proxy when property executed and returned will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted (1) FOR the election of all nominees listed in Proposal 1; (2) FOR the amendments to the Company's 1992 Directors' Stock Option Plan; (3) FOR the ratification of Ernst & Young, LLP as the Company's independent auditors; (4) AGAINST Proposal 4; and (5) AGAINST Proposal 5.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

1. Election of nominees named below to the Board of Directors of the Company.

Nominees: Clark R. Mandigo      John D. White

    |_| FOR all nominees listed below          |_| WITHHOLD AUTHORITY
        (except as marked to the                   to vote for all nominees
        contrary below.)                           listed below.

INSTRUCTION: To withold authority to vote for any individual nominee, write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

2. Approved amendments to the Company's 1992 Directors' Stock Option Plan.

                |_| FOR        |_| AGAINST         |_| ABSTAIN

3. To ratify the appointment of Ernst & Young, LLP as that Company's independent auditors for the fiscal year ended December 26, 2000.

                |_| FOR        |_| AGAINST         |_| ABSTAIN

          (Continued and to be signed and dated, on the reverse side.)

THE BOARD RECOMMENDS A VOTE "AGAINST" PROPOSALS 4 AND 5.

4. California Public Employees' Retirement System's proposal that the Company's Bylaws be amended to require that a majority of the Board be comprised of Independent Directors, who shalt meet specific criteria.

                |_| FOR        |_| AGAINST         |_| ABSTAIN

5. The Amalgamated Bank of New York Long View MidCap 400 Index's proposal that the Board of Directors take the necessary steps to declassify the Board of Directors so that all directors are elected annually.

                |_| FOR        |_| AGAINST         |_| ABSTAIN

This proxy may be revoked prior to the time it is voted by delivering to the Secretary of the Company either a written revocation or a proxy bearing a later date or by appearing at the Annual Meeting and voting in person.

The Board of Directors recommends you vote FOR Proposal 1; FOR Proposal 2; FOR Proposal 3; AGAINST Proposal 4; and AGAINST Proposal 5.

                                     DATED: ____________________________, 2000

                                     ___________________________________, (L.S.)
                                                    (Signature)

                                     ___________________________________, (L.S.)
                                                    (Signature)

                                    Please date and sign as name appears hereon.
                                    When signing as attorney, administrator, trustee or guardian, give full title as such and when stock has been issued in the name of two or more persons, all must sign.

                              PLEASE ACT PROMPTLY
            PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD
                  AND RETURN IT IN THE ENCLOSED ENVELOPE TODAY